EXHIBIT 1

                        LASALLE CAPITAL MANAGEMENT, INC.

                                    Suite 500
                             350 E. Michigan Avenue
                            Kalamazoo, Michigan 49007
                             ______________________
                                  (616) 344-4993


   September 10, 1997

   Chairman of the Nominating Committee
   C/O Barbara C. Weddle
   Senior Vice President and Secretary
   SWVA Bancshares, Inc.
   302 Second Street
   Roanoke, VA 24011-1597

        Re:     Notice of Intent to Nominate Director

   Dear Chairman:

   This letter constitutes a notice of intent by Richard J. Nelson to nominate Dewey W. Chapple, Jr. for election as a director of SWVA Bancshares, Inc. (the "Corporation") at the 1997 Annual Meeting of Stockholders of the Corporation. This notice is being provided to you, as Chairman of the Nominating Committee of the Corporation, pursuant to article 7.D. of the Corporation's Restated Articles of Incorporation as delivered to me by the Corporation. I am the beneficial owner of 26,000 shares of Common Stock of the Corporation.

   Set forth below is certain information required by Article 7.D. of the Corporation's Restated Articles of Incorporation. The information below fully responds to all of the requirements of Article 7.D.


   PROPOSED NOMINEE:

   Name                     Age  Business Address         Residence Address

   Dewey W. Chapple, Jr.    62   1974-A Hendersonville    2866 Robin Hood Rd.
                                  Rd.                     Winston-Salem,
                                 Ashville, NC 28803          NC 27106


   Principal Occupation-Mortgage Loan Specialist/Developer

   Number of Shares Owned by Nominee-None (Mr. Chapple intends to purchase shares in the Corporation in the near future).

   Please acknowledge receipt of this notice.


   Sincerely,

   /s/ Richard J. Nelson

   Richard J. Nelson

   RJN:jn